December 30, 1996


Board of Directors
New Paradigm Software Corp.
733 Third Avenue
7th Floor
New York, NY 10017

Dear Sirs:

I hereby resign my position as a Director of the New Paradigm Software Corp. as of January 1, 1997.


Yours Truly,


/s/ Jeffrey Kahn
-------------------------
Jeffrey Kahn


cc:	D. Gordon
	A. Mitchell